PRESS RELEASE

FOR IMMEDIATE RELEASE


CONTACT: Mark W. Jaindl (mjaindl@pcbanker.com)           Phone:     610-366-1800
         American Bank, Inc.                             Toll-Free: 888-366-6622
         President and Chief Executive Officer           Fax:       610-366-1900

                     American Bank Reports Record Earnings,
                    Initiates Annual $.10 Per Share Dividend

Allentown, PA, January 21, 2004 - American Bank, Inc. (NasdaqSC: AMBK), the parent company of American Bank, today announced record earnings for the fourth quarter and year ended December 31, 2003. Net income for the quarter was $717,000, or $.10 per diluted share, an increase of $9,000 or 1.3% from the same period in the prior year. For the year ended December 31, 2003, American Bank, Inc. posted net income of $2,637,000, or $.39 per diluted share, an increase of $121,000 or 4.8% from the prior year. Earnings for the year were positively impacted by a $1,044,000 increase in non-interest income and although earning assets of the Company increased by $28.2 million to $472.3 million, earnings were negatively affected by a decrease of 47 basis points in the net interest margin since December 31, 2002. During 2003, loans outstanding increased by $69.9 million, or 51.8%, to $204.8 million at December 31, 2003, while the quality of American Bank's loan portfolio remained high with no non-performing assets at year end.

President and CEO Mark Jaindl stated, "For the year ended December 31, 2003, our operating expense to asset ratio declined to 1.10% from 1.28% for the year 2002. Less than 1% of the all commercial banks in the United States have a ratio at or below this level and commercial banks with assets between $100 million and $1 billion have an average operating expense to asset ratio over 3.00%. Reducing this ratio has been an important component of American Bank's business model. By maintaining low operating expenses, we can consistently offer our customers attractive rates on loan and deposit products." American Bank, Inc.'s efficiency ratio improved to 55.29% for the year ended December 31, 2003 compared to 57.70% for the year 2002.

Chairman of the Board of Directors Frederick Jaindl stated, "We are pleased with the progress of American Bank, Inc. during the past year and look forward to continued growth in 2004. We remain focused on enhancing shareholder value and on March 1, 2004 American Bank, Inc. will commence an annual cash dividend policy, paying to shareholders of record on February 16, 2004 a $.10 per share annual cash dividend. In addition, shareholders enrolling at least 375 shares in certificate form in the Plan will be given the opportunity to reinvest, at a 10% discount, the dividend and additional optional cash payments in common shares of American Bank, Inc." As described in the Prospectus, shareholders will be allowed to make optional cash payments up to four times the amount of dividends received on the shares enrolled in the Plan. A Prospectus will be mailed to shareholders during the next week outlining the specific terms of the Dividend Reinvestment Plan.

American Bank, Inc. common stock last traded at $9.25 per share.

About American Bank

American Bank offers a complete selection of banking services that includes checking, money market, savings, certificates of deposit, consumer and commercial loans, free personal online bill payment, credit cards and VISA debit cards. Pcbanker.com delivers a full range of real-time Internet banking, insurance and discount brokerage services, while consistently offering some of the best loan and deposit rates in the United States. American Bank has been recognized as one of the top Internet banks in the country by Gomez Advisors, Inc and has received the Bankrate.com(R) Top Tier award for consistently offering annual percentage yields (APYs) that were among the highest reported. American Bank is FDIC insured.

American Bank Online and pcbanker.com are registered trade marks for the Internet financial services provided by American Bank, a state-chartered, FDIC insured full-service financial institution serving customers throughout the United States. American Bank is a member of the Federal Reserve System.

Forward-Looking Statements

         Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               American Bank, Inc.
                         Selected Financial Information
                      (In thousands, except per share data)


                                                                December 31,
                                                                ------------
                                                             2003       2002
                                                          Unaudited

Selected Financial Condition Data:
Total assets ...........................................   $481,769   $453,265
Loans receivable, net ..................................    204,832    134,926
Allowance for loan losses ..............................      2,412      1,759
Securities available for sale (at fair value) ..........    236,746    276,569
Securities held to maturity (at cost) ..................     15,361     13,466
Deposits ...............................................    332,286    306,751
Short-term debt ........................................      6,909      7,784
Long-term debt .........................................     96,357     97,791
Mandatory redeemable convertible debentures ............     10,200     10,200
Stockholders' equity ...................................     34,934     28,593

Book value per share ...................................   $   5.13   $   4.70

Shares outstanding .....................................      6,807      6,078


                                                                For the Three                For the Year
                                                             Months Ended Dec 31,           Ended Dec 31,
                                                             --------------------           -------------
                                                             2003               2002      2003          2002
                                                           Unaudited    Unaudited      Unaudited
Selected Operating Data:
Total interest income ...................................   $ 4,893       $ 5,220       $19,281       $20,489
Total interest expense ..................................     2,881         3,204        11,937        12,409
                                                            -------       -------       -------       -------
      Net interest income ...............................     2,012         2,016         7,344         8,080
Provision for loan losses ...............................       187            56           405           212
                                                            -------       -------       -------       -------
Net interest income after
   provision for loan losses ............................     1,825         1,960         6,939         7,868
                                                            -------       -------       -------       -------
Fees and service charges ................................        42            46           165           160
Net realized gain on sale of securities .................       386            36           862           112
Net realized gain on sale of mortgage loans .............         8           125           401           296
      Other income ......................................       128           145           573           389
                                                            -------       -------       -------       -------
    Total non-interest income ...........................       564           352         2,001           957
                                                            -------       -------       -------       -------
    Total operating expense .............................     1,327         1,308         5,167         5,212
                                                            -------       -------       -------       -------
        Income before taxes on income ...................     1,062         1,004         3,773         3,613
Taxes on income .........................................       345           296         1,136         1,097
                                                            -------       -------       -------       -------
        Net income ......................................   $   717       $   708       $ 2,637       $ 2,516
                                                            =======       =======       =======       =======
               Earnings per share-basic .................   $  0.11       $  0.12       $  0.41       $  0.42
                                                            =======       =======       =======       =======
                                 -diluted ...............   $  0.10       $  0.11       $  0.39       $  0.40
                                                            =======       =======       =======       =======
               Weighted average shares outstanding for
                  earnings per share calculation-basic...     6,789         6,055         6,458         6,034
                                                            =======       =======       =======       =======
                                                -diluted.     8,065         7,494         7,828         7,054
                                                            =======       =======       =======       =======

                               American Bank, Inc.
                         Selected Financial Information


                                                                 For the Three               For the Year
                                                              Months Ended Dec 31,           Ended Dec 31,
                                                              --------------------           -------------
                                                                2003        2002          2003         2002
                                                             Unaudited    Unaudited     Unaudited
Performance Ratios(1):
Return on assets (ratio of net income to
   average total assets) ...............................        .60%         .64%         .56%         .62%
Return on equity (ratio of net income
    to average equity) .................................       8.30%       10.31%        8.27%        9.51%
Net interest margin (ratio of net interest income
  divided by average earning assets) ...................       1.74%        1.92%        1.61%        2.08%
Ratio of operating expense to average total assets .....       1.11%        1.18%        1.10%        1.28%
Efficiency ratio (ratio of operating expenses divided by
  net interest income plus non-interest income) ........      51.51%       55.24%       55.29%       57.70%


Asset Quality Ratios:
Non-performing assets to total assets at end of period .        n/a          n/a
Allowance for loan losses to non-performing loans ......        n/a          n/a
Allowance for loan losses to loans receivable ..........       1.16%        1.28%

Regulatory Capital Ratios-Bank:
Tier I to average assets ...............................       7.81%        8.19%
Tier I risk weighted assets ............................      13.95%       14.45%
Total capital to risk weighted assets ..................      14.85%       15.63%

_________________________
(1) Ratios for the three month periods are annualized.